SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant    |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement

|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                        BOSTON COMMUNICATIONS GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)   Filing Party:

          ----------------------------------------------------------------------

     4)   Date Filed:

          ----------------------------------------------------------------------

                    Notice of Annual Meeting of Shareholders
                      to be Held On Thursday, May 21, 1998

     The Annual Meeting of Shareholders of Boston Communications Group, Inc. (the "Company") will be held at the Company at 100 Sylvan Road, Woburn Massachusetts at 11:00 a.m., local time, to consider and act upon the following matters:

     1. To elect Jerrold D. Adams, Paul R. Gudonis and Frederick E. von Mering as Class II Directors, to serve for a three-year term.

     2. To ratify the selection of Ernst & Young LLP by the Board of Directors as the Company's independent auditors for the current fiscal year.

     3. To ratify and approve the adoption of the Company's 1998 Stock Incentive Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 14, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                        By Order of the Board of Directors,


                                        Alan J. Bouffard,
                                        Clerk

Woburn, Massachusetts
April 17, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                        Boston Communications Group, Inc.
                                 100 Sylvan Road
                           Woburn, Massachusetts 01801

             Proxy Statement for the Annual Meeting of Shareholders
                           to be Held on May 21, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Communications Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 21, 1998 and at any adjournments of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report to Shareholders for 1998 is being mailed to shareholders concurrently with this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished, without charge to any shareholder upon written request to the Company, Boston Communications Group, Inc., 100 Sylvan Road, Woburn, Massachusetts 01801.

Voting Securities and Votes Required

     At the close of business on April 14, 1998, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,266,427 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The presence or representation by proxy of the holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting is required for the election of directors, the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year and the approval of the 1998 Stock Incentive Plan.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters, such as the ones presented for shareholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of February 27, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and each person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary

Compensation Table set forth under the caption "Executive Compensation" below and (iv) all current directors and executive officers of the Company as a group:

                                                                                        Percentage of
                                                                   Number of Shares      Common Stock
     Beneficial Owner                                           Beneficially Owned(1)   Outstanding(2)
     ----------------                                           ---------------------   --------------
Paul J. Tobin(3)                                                        679,331              4.2%

E.Y. Snowden(4)                                                          80,000                *

Frederick E. von Mering(5)                                              493,464              3.0%

Brian E. Boyle(6)                                                       293,425              1.8%

George K. Hertz(7)                                                      171,815              1.0%

Craig L. Burr(8)                                                        169,306              1.0%

Mark J. Kington                                                         412,500              2.5%

Jerrold D. Adams(9)                                                       5,000                *

Paul R. Gudonis(10)                                                       5,000                *

Gerald Segel(11)                                                          9,000                *

All current directors and executive officers as a group               2,147,026             13.0%
(9 persons)(12)

----------
*    Less than 1%

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Any reference in the footnotes below to stock options held by the person in question relates to stock options which are currently exercisable or exercisable within 60 days after February 27, 1998.

(2) The number of shares deemed outstanding with respect to a named person includes 16,261,655 shares outstanding as of February 27, 1998 plus any shares subject to options held by the person in question that are currently exercisable or exercisable within 60 days after February 27, 1998.

(3) Includes 330,331 shares held by the Paul J. Tobin 1988 Trust, 345,000 shares held by the Margaret M. Tobin 1988 Trust, and 4,000 shares held by The Tobin Children's Trust. Mr. Tobin is the trustee of the Paul J. Tobin 1988 Trust. Margaret M. Tobin, the spouse of Paul J. Tobin, is trustee of the Margaret M. Tobin 1988 Trust.

(4) Comprised of 80,000 shares issuable pursuant to stock options which are currently exercisable. Mr. Snowden was elected as Director, Chief Executive Officer and President of the Company on February 10, 1998.

(5) Includes 75,000 shares held by Mr. von Mering's wife, 3,000 shares held in accounts for the benefit of Mr. von Mering's children, and 130,654 shares issuable pursuant to stock options which are currently exercisable.

(6) Includes 18,675 shares held in trust for the benefit of Mr. Boyle's children and 249,750 shares owned by Sand Drift, Ltd. of which Mr. Boyle is a limited partner. Mr. Boyle disclaims beneficial ownership of these shares, except to the extent of his direct pecuniary interest therein. Also includes 25,000 shares issuable pursuant to stock options which are currently exercisable.

(7) Comprised of 171,815 shares issuable pursuant to stock options which are currently exercisable. Mr. Hertz resigned as Director, Chief Executive Officer and President of the Company on April 17, 1997.

(8) Includes 55,549 shares owned by Craig L. Burr 1981 Children's Trust, a trust for the benefit of Mr. Burr's children, of which Mr. Burr is not a trustee; 55,549 shares owned by William P. Egan 1981 Children's Trust, a trust of which Mr. Burr is a trustee; and 2,659 shares owned by Golden Coins N.V. Mr. Burr is a Managing General Partner of Burr, Egan, Deleage & Co., which is an advisor to Golden Coins N.V. Mr. Burr disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(9) Includes 3,000 shares issuable pursuant to stock options which are currently exercisable.

(10) Includes 3,000 shares issuable pursuant to stock options which are currently exercisable.

(11) Includes 3,000 shares issuable pursuant to stock options which are currently exercisable.

(12) Includes an aggregate of 244,654 shares issuable pursuant to options which are currently exercisable.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. The Board currently consists of three Class I Directors, whose terms expire at the 2000 Annual Meeting of Shareholders, three Class II Directors, whose terms expire at the 1998 Annual Meeting of Shareholders, and three Class III Directors whose terms expire at the 1999 Annual Meeting of Shareholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Jerrold D. Adams, Paul R. Gudonis and Frederick E. von Mering as Class II Directors to serve for a three-year term expiring at the 2001 Annual Meeting of Shareholders, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. The Company has no nominating committee, and all nominations are made by the Board of Directors. Each nominee has indicated his willingness to serve, if elected, but if any nominee should be unable to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

     Set forth below are the name, age and certain other information with respect to each director and nominee for director of the Company.

Class I Directors

     Craig L. Burr, 52, has served as a Director of the Company since April 1993. Mr. Burr has been a Managing General Partner of Burr, Egan, Deleage & Co., a venture capital firm, since 1979. Mr. Burr received his B.A. from Harvard College and his M.B.A. from Harvard Graduate School of Business Administration. Mr. Burr is a Director of several privately-held companies affiliated with Burr, Egan, Deleage & Co.

     Gerald Segel, 77, has served as a Director of the Company since October 1996. Prior to his retirement in May 1990, Mr. Segel was Chairman of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 to January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel is also a director of Litchfield Financial Inc., Hologic, Inc. and Vivid Technologies, Inc.

     Mark Kington, 39, has served as a Director of the Company since January 1998. Mr. Kington is a Managing Director of Columbia Capital Corporation, an investment management firm, which he joined in

March 1990. Prior to that, Mr. Kington served as Vice President of Communications Lending at First Union National Bank in Charlotte, North Carolina from 1988 to 1989, and Vice President of Investments at Malarkey-Taylor Associates, Washington, D.C. from 1989 to 1990. Mr. Kington received his B.S. from the University of Tennessee and his M.B.A. from the University of Virginia.

Class II Directors

     Jerrold D. Adams, 58, has served as a Director of the Company since April 1996. Since March 1997 Mr. Adams has been President and Chief Executive Officer of AirNet Communications Corp., which designs, develops and manufactures wireless infrastructure for the U.S. and international PCS markets. Previously, Mr. Adams was President and Chief Operating Officer of Iridium, Inc., an international consortium developing a worldwide communications system for portable hand-held telephones, from 1991 until March 1997. Prior to that, Mr. Adams served as Director of PCN Operations in Europe of Motorola from 1990 to 1991, Senior Vice President of McCaw Cellular, a national non-wireline cellular company, from 1988 to 1990 and General Manager of Metro One, a New York non-wireline cellular carrier, from 1986 to 1988. Mr. Adams received his B.A. from Coe College and attended the Wharton School of Business and the University of Illinois. Mr. Adams is a nominee for re-election to the Board of Directors as a Class II Director.

     Paul R. Gudonis, 44, has served as a Director of the Company since April 1996. Mr. Gudonis is President of GTE Internetworking Services, a division of GTE Corporation which provides business and consumer Internet services. Mr. Gudonis assumed this position in July 1997, when GTE acquired BBN Corporation, the parent company of BBN Planet, of which he had been President since November 1994. Mr. Gudonis previously served from 1991 to November 1994 as General Manager of the Communications Industry Group International division of EDS Corporation, and as Senior Vice President and General Manager of APPEX Corp. from January 1989 until it was acquired by EDS Corporation in October 1990. Mr. Gudonis received his B.S. from Northwestern University and his M.B.A. from Harvard Graduate School of Business Administration. Mr. Gudonis is a nominee for re-election to the Board of Directors as a Class II Director.

     Frederick E. von Mering, 45, has served as a Director of the Company and as its Vice President, Finance and Administration since 1989. Prior to joining the Company, Mr. von Mering served as Regional Vice President and General Manager for the paging division of Metromedia, Inc., a communications company, from 1980 to 1986. From 1975 to 1979, Mr. von Mering was employed at Coopers & Lybrand LLP. Mr. von Mering earned his B.A. in accounting from Boston College and his M.B.A. from Babson College. Mr. Von Mering is a nominee for re-election to the Board of Directors as a Class II Director.

Class III Directors

     Brian E. Boyle, 50, has served as Vice Chairman of the Company since February 1996 and as Chairman, New Wireless Services of the Company from January 1994 to February 1996. From July 1990 to September 1993, Mr. Boyle served as Chairman and Chief Executive Officer of Credit Technologies, Inc., a supplier of customer application software for the cellular telephone industry. Prior to 1990, Mr. Boyle founded and operated a number of ventures servicing the telecommunications industry, including APPEX Corp. (now EDS Personal Communications Division of EDS Corporation, a global telecommunications service company) and Leasecomm Corp., a micro-ticket leasing company. Mr. Boyle earned his B.A. in mathematics from Amherst College and his B.S., M.S. and Ph.D. in electrical engineering and operations research from M.I.T. Mr. Boyle is also a Director of Saville Systems PLC, a provider of customized billing solutions to telecommunications providers, as well as of several private companies.

     Paul J. Tobin, 55, has served as Chairman of the Board of Directors since February 1996 and as the Company's President and Chief Executive Officer from 1990 until February 1996, and from April 1997 to February 1998. Prior to joining the Company, Mr. Tobin served as President of Cellular One Boston/Worcester from July 1984 to January 1990 and as a Regional Marketing Manager for Satellite Business Systems, a joint venture of IBM, Comsat Corp. and Aetna Life & Casualty from April 1980 to June 1984. Mr. Tobin received his B.S. in economics from Stonehill College and his M.B.A. in marketing and finance from Northeastern University. Mr. Tobin also serves as a member of the Board of Trustees at Stonehill College.

     Edward H. ("E.Y.") Snowden, 43, has served as a Director of the Company and as its President and Chief Executive Officer since February 1998. Prior to joining the Company, Mr. Snowden served as President and Chief Operating Officer of American Personal Communications, L.P. d/b/a Sprint Spectrum from February 1994 to December 1997. From June 1990 until February 1994, Mr. Snowden was an Area Vice President at Pacific Bell, Inc. Mr. Snowden was the Chief Executive Officer at Universal Optical Company, Inc. from March 1986 to March 1988. Mr. Snowden received his B.S. from Stanford University and his M.B.A. from Harvard Graduate School of Business Administration.

Board and Committee Meetings

     The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's internal accounting control policies and procedures, the performance of the Company's independent auditors in the annual audit and auditors' fees; considers and recommends the selection of the Company's independent auditors; reviews and approves any major accounting policy changes affecting the Company's operating results; and provides the opportunity for direct contact between the Company's independent auditors and the Board of Directors. The Company's consolidated financial statements are currently audited by Ernst & Young LLP. The Audit Committee met three times during 1997. The current members of the Audit Committee are Messrs. Adams, Gudonis, Kington and Segel.

     The Company has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers and has authority to grant stock options under the Company's 1996 Stock Option Plan (the "1996 Option Plan") and the 1998 Stock Incentive Plan (the "1998 Incentive Plan") to all employees, directors and officers of the Company, including those persons who are required to file reports ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act. The Compensation Committee also administers the Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). The Compensation Committee met two times during 1997. The current members of the Compensation Committee are Messrs. Adams, Burr, Gudonis, Kington and Segel.

     The Board of Directors held four meetings during 1997. Each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Compensation and Stock Options

     Non-employee directors (which consist of Messrs. Adams, Burr, Gudonis, Kington and Segel) receive $1,000 per meeting attended for their services as members of the Board of Directors and are reimbursed for their expenses incurred in connection with attending Board and committee meetings. Directors who serve on the Audit Committee or Compensation Committee receive $500 for each such committee meeting attended.

     Under the terms of the 1996 Option Plan and the 1998 Incentive Plan options to purchase shares of Common Stock may be granted to members of the Board of Directors. Pursuant to the 1996 Option Plan, on June 17, 1996, the Company granted to each of Messrs. Adams and Gudonis an option to purchase 15,000 shares of the Company's Common Stock at an exercise price of $14.00 per share (the fair market value on the date of grant). On February 10, 1997, the Company granted to Gerald Segel an option to purchase 15,000 shares of the Company's Common Stock at an exercise price of $6.00 per share (the fair market value on the date of grant). On July 29, 1997, the Company granted to each of Messrs. Adams, Burr, Gudonis and Segel an option to purchase 3,000 shares of the Company's Common Stock at an exercise price of $14.00 per share (the fair market value on the date of grant).

Executive Compensation

Summary Compensation

     The following table sets forth certain compensation information, for the fiscal years indicated, of each person who served as the Company's Chief Executive Officer during the year ended December 31, 1997 and the two other persons who were executive officers in 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                            Annual          Long Term
                                                         Compensation      Compensation
                                                    ---------------------  ------------
                                                            (1) (2)         Securities
                                         Fiscal      Salary         Bonus    Underlying
    Name and Principal Occupation         Year         ($)           ($)      Options
   ------------------------------        -----      -------        ------     -------
Paul J. Tobin(3)........................  1997      160,000          --          --
Chairman of the Board of                  1996      159,794          --        25,000
Directors and former President and        1995      160,000        60,000        --
Chief Executive Officer

Brian E. Boyle..........................  1997      150,000          --          --
Vice Chairman of the Board                1996      145,307          --       125,000
of Directors                              1995      150,000          --          --

George K. Hertz(4)......................  1997       96,154          --          --
Former President, Chief Executive         1996      201,922          --       666,175
Officer and Director                      1995         --            --          --

Frederick E. von Mering(5)..............  1997      150,000          --          --
Vice President, Finance and               1996      149,807          --       155,654
Administration and Director               1995      150,000        40,000        --

----------
(1) All amounts reflected in this table for the year ended December 31, 1995, and for a portion of 1996, were paid to the Named Executive Officers by Boston Communications Capital Corp. ("BCCC") for services rendered by the Named Executive Officers on behalf of the Company, pursuant to a Management Agreement between the Company and BCCC. This Management Agreement terminated on March 31, 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constitute less than the lesser of $50,000 or ten percent of the total salary and bonus reported for the executive officer during the years ended December 31, 1995, 1996 and 1997.

(3) In January 1997, Mr. Tobin surrendered his options to purchase 25,000 shares of the Company's Common Stock which were granted in 1996. Mr. Tobin currently holds no options.

(4) Mr. Hertz was elected President and Chief Executive Officer of the Company effective February 6, 1996 and resigned on April 17, 1997.

(5) In January 1997, Mr. von Mering surrendered an option to purchase 25,000 shares of the Company's Common Stock which were granted in 1996.

Option Grants

     The Company did not grant any options to the Named Executive Officers during the fiscal year ended December 31, 1997.


Option Exercises and Holdings

     The following table sets forth certain information concerning each exercise of a stock option during the year ended December 31, 1997 by each of the Named Executive Officers, and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                    Number of Securities       Value of
                                                                         Underlying          Unexercised
                                                                     Unexercised Options     In-the-Money
                                                                          at Fiscal        Options at Fiscal
                                                                         Year-End(#)        Year-End($)(1)
                                   Shares                               -------------       --------------
                                Acquired on          Value              Exercisable/        Exercisable/
        Name                    Exercise(#)       Realized($)           Unexercisable       Unexercisable
        ----                    -----------       -----------           -------------       -------------
Paul J. Tobin(2)                    --                  --                  --/--                 --/--

Brian E. Boyle                      --                  --              25,000/100,000            --/--

George K. Hertz                  372,000          $2,750,000           171,815/-0-          $747,536/-0-

Frederick E. von Mering(2)          --                  --             130,654/-0-          $636,938/-0-

----------
(1) The per share value of unexercised in-the-money options is calculated by subtracting the per share option exercise price from the last per share sale price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997 ($10.625).

(2) In January 1997, both Messrs. Tobin and von Mering surrendered their respective options to purchase 25,000 shares of the Company's Common Stock. The Table reflects the return of such options.

Employment Agreements with Named Executive Officers

     The Company entered into an employment letter agreement with George K. Hertz, effective February 6, 1996, pursuant to which Mr. Hertz was made the President and Chief Executive Officer and a Director of the Company. The agreement provided for an initial base salary of $250,000, plus an annual performance-based bonus. In addition, pursuant to the agreement, Mr. Hertz was granted (i) a non-qualified stock option to purchase 522,624 shares of Common Stock at an exercise price of $5.75 per share, which vested in full immediately upon the closing of the Company's initial public offering, and (ii) a stock option which was in part an incentive stock option and in part a non-qualified stock option to purchase 93,551 shares of Common Stock, at an exercise price of $10.00 per share, vesting in three equal annual installments commencing on March 31, 1997, the first anniversary of the date of grant. The employment letter terminated upon Mr. Hertz's resignation on April 17, 1997.

     On February 10, 1998 the Company entered into an employment letter agreement with E.Y. Snowden, pursuant to which Mr. Snowden was made the President and Chief Executive Officer and a Director of the Company. The agreement provides for an initial base salary of $250,000, plus an annual performance-based bonus of up to 40% of base salary. In addition, pursuant to the agreement, Mr. Snowden was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $7.0625 per share, vesting in five equal annual installments commencing on February 10, 1998. In the event of an acquisition of the Company, whether by merger or sale of assets, or the sale by the Company of more than 50% of the Company's outstanding voting stock to an unaffiliated party (a "change of control"), then 50% of the options will vest on the date of such transaction if such date is before February 10, 1999, and 100% of the options will vest on the date of such transaction if such date is on or after February 10, 1999. If Mr. Snowden's employment is terminated without cause, or if there is a change of control which results in his demotion, dimunition in responsibilities, or removal from the Board, then the Company will pay, as severance, his base salary for up to twelve months thereafter or until such time as he is otherwise employed.

Certain Transactions

     The  Company is party to a  Registration  Rights  Agreement  dated March 9,
1994, as amended, (the "1994 Registration Agreement") with certain of its shareholders, including certain of its executive officers, directors and their affiliates (the "Rightsholders"), who currently hold an aggregate of 2,209,798 shares of Common Stock (the "Registrable Securities"). The 1994 Registration Agreement provides that in the event the Company registers any of its securities under the Securities Act of 1933, as amended, the Rightsholders will be entitled to include Registrable Securities in such registration.

     The Company believes that the terms of the foregoing transaction were no less favorable to the Company than could have been obtained from unaffiliated third parties. Company policy dictates that transactions, if any, between the Company and its officers, directors and other affiliates (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of five non-employee directors, Jerrold D. Adams, Craig L. Burr, Paul R. Gudonis, Mark J. Kington and Gerald Segel. The Compensation Committee is responsible for establishing and administering the policies which govern both annual compensation and performance-based equity ownership of the Company's executive officers.

     This report is submitted by the Compensation Committee and addresses the Company's policies for 1997 as they apply to the Named Executive Officers.

   Policies and Philosophy

     The Company's executive compensation program is structured and administered to achieve three broad goals in a manner consistent with shareholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company. Finally, the Compensation Committee designs the Company's executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and shareholder interests.

     In evaluating both individual and corporate performance for purposes of determining salary and bonus levels and stock option grants, the Compensation Committee places significant emphasis on the extent to which strategic and business plan goals are met, including the progress and success of the Company with respect to matters such as achieving operating budgets, establishing strategic marketing, distribution and development alliances, product development and enhancement of the Company's strategic position, as well as on the Company's overall financial performance.

Executive Compensation in Fiscal 1997

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the foregoing objectives: (i) base salary and benefits competitive with the marketplace; (ii) bonus grants; and (iii) stock-based equity incentive in the form of participation in the Company's stock plans. The Compensation Committee believes that providing a base salary and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. In addition, the Compensation Committee believes that bonuses based on both corporate and individual performance provide incentives to its executive officers that align their interests with those of the Company as a whole. The Compensation Committee generally provides executive officers discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities that are aligned with the ownership interests of the Company's shareholders. In evaluating the salary level, bonuses and equity incentives to award to each current executive officer, the Compensation Committee examines the progress which the Company has made in areas under the particular executive officer's supervision, such as development or sales, and the overall performance of the Company. The Compensation Committee opted not to award bonuses or options in 1997.

     In determining the salary and bonuses of each executive officer, including the Named Executive Officers, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual's performance, including the expected contribution of the executive officer to the Company's goals, (ii) the Company's long-term needs and goals, including attracting and retaining key management personnel, and (iii) the Company's competitive position, including the compensation of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies used by the Compensation Committee to compare executive compensation are not the companies included in the Stock Performance Graph below, are companies of which the members of the Compensation Committee have specific knowledge and are considered as of the time those companies were at similar stages of development as the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of its executive officers are in the middle third when compared to the compensation levels of companies at similar stages of development as the Company.

   Benefits

     The Company's executive officers are entitled to receive medical benefits and life insurance benefits and to participate in the Company's 401(k) Savings Plan on the same basis as other full-time employees of the Company. The Company's 1996 Employee Stock Purchase Plan, which is available to virtually all employees, including certain executive officers and directors who are employees, allows participants to purchase shares at a discount of approximately 10% from the fair market value at the beginning or end of the applicable purchase period.

   Compensation of the Chief Executive Officers in Fiscal 1997

     The compensation philosophy applied by the Compensation Committee in establishing the compensation for the Company's President and Chief Executive Officer is the same as for the other senior management of the Company -- to provide a competitive compensation opportunity that rewards performance.

     The Company employed two persons as Chief Executive Officer during fiscal 1997. Until April, 1997, Mr. Hertz served as President and Chief Executive Officer of the Company and was paid a salary of $96,154 for fiscal 1997. Mr. Hertz resigned both positions effective April 17, 1997, and Mr. Tobin succeeded him.

     Mr. Tobin served in the positions of President, Chief Executive Officer and Chairman of the Company during the remainder of the year ended December 31, 1997 and he received a salary of $160,000 for fiscal 1997. The Compensation Committee established Mr. Tobin's base salary during fiscal 1997 at $160,000 considered by the Compensation Committee to be in the middle third of the compensation of Chief Executive Officers at other publicly-traded companies at the same stage of development as the Company. The Company did not pay Mr. Tobin a bonus in 1997.

Compliance with Section 162(m) of the Code

     Section 162(m) of the Code, enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1,000,000 paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met. The Company currently intends to structure the compensation arrangements of its executive officers in a manner that will avoid disallowances under Section 162(m).

                                             COMPENSATION COMMITTEE

                                             Jerrold D. Adams, Chairman
                                             Craig L. Burr
                                             Paul R. Gudonis
                                             Mark J. Kington
                                             Gerald Segel

   Reports Under Section 16(a) of the Exchange Act

     Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act, except that Messrs. Adams, Gudonis and Segel each filed a Form 4 on November 26, 1997 reflecting the grant to each of them on July 29, 1997 of an option to purchase 3,000 shares of Common Stock; Mr. Tobin filed a Form 4 on November 26, 1997 reflecting the sale of 55,000 shares of Common Stock on August 18, 1997 by the Margaret M. Tobin 1988 Trust, the sale of 85,000 shares of Common Stock on September 9, 1997 by the Paul J. Tobin 1988 Trust, and the gift by Mr. Tobin of 5,000 shares on October 16, 1997; Mr. Boyle filed a Form 4 on November 26, 1997 reflecting the sale of 50,000 shares of Common Stock on each of August 18, 1997 and September 9, 1997 by Sand Drift, Ltd., of which Mr. Boyle is a limited partner; Mr. Von Mering filed a Form 4 on November 26, 1997 reflecting the sale of 50,000 shares of Common Stock on August 18, 1997 by Mr. Von Mering and the sale of 20,000 shares, 25,000 shares and 5,000 shares of Common Stock by Mr. Von Mering, Mr. Von Mering's wife and Mr. Von Mering's children, respectively; Mr. Burr filed a Form 4 on January 20, 1998 reflecting the grant to him on July 29, 1997 of an option to purchase 3,000 shares of Common Stock; Mr. Kington, a Director of the Company as of January 1, 1998, filed a Form 3 on February 4, 1998; and Mr. Snowden, a Director and Officer of the Company as of February 10, 1998, filed a Form 3 on March 2, 1998.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock of the Company during the period from June 18, 1996 (the date on which the Company's Common Stock began trading on the Nasdaq National Market) to December 31, 1997 with the cumulative total return over the same period of (i) the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and
(ii) a Peer Group Index* selected by the Company. This comparison assumes the investment of $100 on June 18, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index and assumes dividends, if any, are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                                         June 18, 1996   December 31, 1996   December 31, 1997
                                         -------------   -----------------   -----------------
Boston Communications Group, Inc.            $100               $37.41             $70.73
NASDAQ Stock Market Index - US               $100              $108.65            $133.32
Peer Group                                   $100               $74.77             $76.74

* The Peer Group Index reflects stock performance of Brite Voice Systems, Lightbridge, Inc. Metro One Telecommunications and LCC International, Inc.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has served as the Company's independent auditors since 1988. Although shareholder ratification of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give shareholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

                      APPROVAL OF 1998 STOCK INCENTIVE PLAN

     On November 4, 1997, the Board of Directors of the Company adopted, subject to shareholder approval, the 1998 Stock Incentive Plan (the "1998 Incentive Plan"). Up to 600,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1998 Incentive Plan.

     The 1998 Incentive Plan is in addition to the Company's 1996 Stock Option Plan (the "1996 Option Plan"). As of February 27, 1998, options have been granted for all but 80,909 shares covered by the 1996 Option Plan. Any shares subject to unexercised portions of options terminated after that date will again be available for grant under the 1996 Option Plan.

     The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel, and that the adoption of the 1998 Incentive Plan furthers these objectives. Accordingly, the Board of Directors believes adoption of the 1998 Incentive Plan is in the best interests of the Company and its shareholders and recommends a vote FOR this proposal.

Summary of the 1998 Incentive Plan

     The following is a brief summary of the 1998 Incentive Plan.

     Description of Awards

     The 1998 Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

     Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company. Options may not be granted for a term in excess of ten years. The 1998 Incentive Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

     Restricted Stock Awards. Restricted stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

     Other Stock-Based Awards. Under the 1998 Incentive Plan, the Board has the right to grant other Awards based upon the Common Stock, having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

     Eligibility to Receive Awards

     Officers, employees and directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to be granted Awards under the 1998 Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1998 Incentive Plan may not exceed 100,000 shares per calendar year.

     As of February 27, 1998, approximately 295 persons were eligible to receive Awards under the 1998 Incentive Plan, including the Company's four executive officers and five non-employee directors. The granting of Awards under the 1998 Incentive Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

     On December 31, 1997, the last reported sale price of the Company Common Stock on the Nasdaq National Market was $10.625.

     Administration

     The 1998 Incentive Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Incentive Plan and to interpret the provisions of the 1998 Incentive Plan. Pursuant to the terms of the 1998 Incentive Plan, the Board of Directors may delegate authority under the 1998 Incentive Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee to administer certain aspects of the 1998 Incentive Plan, including the granting of Awards to executive officers. Subject to any applicable limitations contained in the 1998 Incentive Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable,
(ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

     The Board of Directors is required to make appropriate adjustments in connection with the 1998 Incentive Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Acquisition Event (as defined in the 1998 Incentive
Plan), the Board of Directors is authorized to provide for outstanding Options or other stock-based Awards to be assumed or substituted for, to accelerate the Awards to make them fully exercisable prior to consummation of the Acquisition Event or to provide for a cash out of the value of any outstanding options. If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 1998 Incentive Plan.

     Amendment or Termination

     No Award may be made under the 1998 Incentive Plan after November 4, 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1998 Incentive Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's shareholders.

Federal Income Tax Consequences

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1998 Incentive Plan and with respect to the sale of Common Stock acquired under the 1998 Incentive Plan.

     Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Other Stock-Based Awards

     The tax consequences associated with any other stock-based Award granted under the 1998 Incentive Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant's holding period and tax basis for the Award or underlying Common Stock.

     Tax Consequences to the Company

     The grant of an Award under the 1998 Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1998 Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Incentive Plan, including in connection with a restricted stock Award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1998 Incentive Plan who are employees or otherwise subject to withholding in connection with a restricted stock Award or the exercise of a nonstatutory stock option.

                                  OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal office in Woburn, Massachusetts not later than December 18, 1998 for inclusion in the proxy statement for that meeting.

                                        By Order of the Board of Directors,


                                        Alan J. Bouffard,
                                        Clerk

April 17, 1998

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT SHAREHOLDERS PLAN TO ATTEND, SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  DETACH HERE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       BOSTON COMMUNICATIONS GROUP, INC.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998

     The undersigned shareholder of BOSTON COMMUNICATIONS GROUP, INC. hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 17, 1998, and hereby appoints Alan J. Bouffard and Frederick von Mering, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 annual Meeting of Shareholders of BOSTON COMMUNICATIONS GROUP, INC., to be held on May 21, 1998 at 11:00 a.m., local time, at the Company at 100 Sylvan Road, Woburn, Massachusetts, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL WITH RESPECT TO ANY OTHER MATTERS WHICH MAY ARISE. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PERSON(S) NAMED ABOVE.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-------------                                                      -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
     SIDE                                                               SIDE
-------------                                                      -------------

                                  DETACH HERE

     Please mark
[X]  votes as in
     this example.


The Board of Directors recommends a vote "FOR all nominees" in Item 1, and "FOR" Items 2 and 3.

1.   Election of Directors.

     Nominees: Jerrold D. Adams, Paul R. Gudonis and Frederick E. von Mering.

               FOR       WITHHELD
               [_]          [_]

[_]  ______________________________________
     For all nominees except as noted above



                                                          FOR  AGAINST   ABSTAIN
2.   To ratify  the  appointment  of Ernst & Young        [_]    [_]       [_]
     LLP  by  the  Board  of   Directors   as  the
     Company's   independent   auditors   for  the
     current year.

                                                          FOR  AGAINST   ABSTAIN
3.   To ratify and  approve  the  adoption  of the        [_]    [_]       [_]
     Company's 1996 Stock Incentive Plan.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING            [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [_]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciary should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:_________________ Date:______  Signature:_________________ Date:______